Exhibit 99.1

TALOS ENERGY ANNOUNCES BORROWING BASE INCREASE

Houston, November 20, 2018 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announced today that the Company’s bank group completed their regularly scheduled fall borrowing base redetermination. Effective November 16, 2018, the borrowing base under the Company’s bank credit facility increased from $600 million to $850 million. Talos has elected to maintain the current $600 million commitment amount based upon its current liquidity needs; however, the Company could increase the commitment amount up to the $850 million borrowing base if circumstances change. The next scheduled borrowing base redetermination is expected to be on or about April 30, 2019.

Talos Energy’s President and Chief Executive Officer, Timothy S. Duncan, commented, “We are very pleased with the results of the borrowing base redetermination and the continued support we have received from the banks in our credit facility. We believe it speaks well of Talos’s assets, reserves and the business we are building. The greater access to capital allows us to continue to pursue accretive M&A opportunities going forward.”

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002